Exhibit 10.25

MEMORANDUM OF UNDERSTANDING

THIS MEMORANDUM OF UNDERSTANDING (MOU) is dated as of November 06, 2019, between PowerVerde Inc., a Delaware corporation (“PV”) and 374Water Inc., a Delaware corporation (“374”).

1.	The purpose of this MOU is to define the key terms of a strategic relationship between PV and 374 as it relates to the heat recovery system (HRS) of 374’s Supercritical Water Oxidation (SCWO) system. PV and 374 intend to use commercially reasonable efforts to enter into a contractual relationship to collaborate on the commercial development of the SCWO system.

2.	The parties’ obligation to negotiate a transaction under the terms of this MOU are conditional upon 374’s raising equity capital on or before March 30, 2020, on terms set by 374’s board of directors (the “Series A Financing”). The date of the closing of the Series A Financing shall be the effective date for purposes of this MOU (the “Effective Date”).

3.	PV will focus its resources on the development of the complete heat recovery system (HRS) for the SCWO system including the advanced expander. PV will work with 374 to secure funding and to obtain customers for 374’s Nix units.

4.	374 will provide PV with the requirements for the HRS for the Nix6 and the Nix30 expander units. 374 may elect to develop different system scales.

5.	374 will issue to PV 100 shares of 374’s common stock promptly following closing of the Series A Financing, vesting at the rate of l/12th per month for a year beginning with the first month immediately following the Effective Date, subject to PV’s continued provision of services to 374.

6.	374 will also provide PV with an option to purchase after the Effective Date an additional 200 shares at a strike price determined by the valuation of 374’s Series A Financing, such option to be exercisable for a period of 30 days following the earlier of (1) PV’s delivery of a HRS that functions to the satisfaction of 374 or (2) immediately before closing of 374’s second equity financing round.

7.	374 will issue to PV a purchase order (PO) for two nominal 60 kWe expanders and to help fund PV’s preliminary design and engineering for the complete HRS, promptly following the Effective Date. The price is anticipated to be in the range of $500,000, but will be mutually acceptable to 374 and PV and will be paid in stages based on milestones reasonably agreed by the parties. Both parties understand there is no HRS specification at this time. Accordingly, the cost to develop the entire HRS is not reflected in the approximate $500,000 price save for some HRS preliminary design and engineering.

8.	Because of their strategic relationship, the parties will work using an “open book” arrangement. This “esprit de corps” mentality ensures PV in good faith would provide 374 with all internal and contract labor usage and identify the billing rate of each. Materials will be burdened by overhead. All costs incurred in the project will be documented and reported to 374 at regular intervals in arrears, (e.g. weekly or monthly), and 374 will have customary rights to periodically audit the books and records of PV.

9.	As this is a totally novel system, neither party can know with certainty the final cost in advance, but PV is committed to delivering the HRS with transparency and for significantly less cost than other major companies would charge (e.g., Bechtel or G.E.). PV projects that subsequent purchases of multiple expander units for 374’s Nix6 will cost 374 approximately $50,000 for each unit, PV and 374 will negotiate the purchase price in good faith after the parties have obtained additional information regarding the costs, timelines, and complexity of the delivery of the HRS.

10.	After delivery and acceptance of the initial two expander units, 374 agrees to reasonably consider entering into a subsequent supplier agreement on mutually agreed-upon terms with PV for the purpose of engineering, fabricating and supplying 374 with complete HRS’s for its SCWO systems going forward.

11.	In the event that PV is unable or unwilling to provide 374 with expander units going forward, PV will, at 374’s option, grant 374 the rights to manufacture or have manufactured the expander units under the terms of PV’s license agreement with Ranator A.B.

12.	The parties will maintain the strict confidentiality of all non-public information relating to the proposed transactions and operations set forth in this MOU.

13.	The parties will use their best efforts to draft, negotiate and execute on or before December 31, 2019, definitive agreements for the proposed transactions, consistent with the terms of this MOU and containing other language which is customary for comparable transactions. This MOU and all of the agreements will be governed by the laws of the State of Delaware.

POWERVERDE INC.		374WATER INC.

By:		By:
	Richard H.Davis, CEO		Yaacov Nagar, CEO

11/6/2019